Exhibit(n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information, each dated July 1, 2026, and each included in this Post-Effective Amendment No. 9 to the Registration Statement (Form N-2, File No. 333-232385) of Stone Ridge Trust V (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated April 29, 2026, with respect to the consolidated financial statements and financial highlights of Stone Ridge Trust V included in the Annual Report to Shareholders (Form N-CSR) for the year ended February 28, 2026, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 29, 2026